Exhibit 99.1

Tesla Second Quarter 2019 Update

•    Cash and cash equivalents of $5.0B; Operating cash flow less capex of $614M

•    GAAP operating loss of $167M, GAAP net loss of $408M, including $117M of restructuring and other charges

•    Auto gross margin at ~19% in spite of reductions in vehicle ASP and lower regulatory credit revenue

•    On track to launch Gigafactory Shanghai by end of 2019 and Model Y by fall of 2020.

In the second quarter of 2019, we achieved record deliveries of 95,356 vehicles and record production of 87,048 vehicles, surpassing our previous quarterly records of ~91,000 deliveries and ~86,600 units produced in Q4 of 2018. This is an important milestone as it represents rapid progress in managing global logistics and delivery operations at higher volumes.

As a result of this growth and operational improvements, we generated $614 million of free cash flow (operating cash flow less capex) in Q2. Combined with our public offering of equity and convertible bonds (net proceeds of $2.4 billion), we ended the quarter with $5.0 billion of cash and cash equivalents, the highest level in Tesla’s history.  This level of liquidity puts us in a comfortable position as we prepare to launch Model 3 production in China and Model Y production in the US. As a result of our strong deliveries and continued progress on cost efficiencies, our GAAP net loss declined significantly compared to Q1.

Autopilot and Full Self-Driving Features: As safety has always been a priority for us, Model 3 received the highest ever ratings in the Safety Assist category of Euro NCAP’s new and more stringent testing protocols. New active safety features built on our Autopilot and Full Self-Driving (FSD) hardware and software suite contributed to this achievement. Development of new features continued in Q2 as we launched Navigate on Autopilot in new regions including Europe and China. We are making progress on our next major update: Enhanced Summon, which is currently in our early access program. We are making progress towards stopping at stop signs and traffic lights. This feature is currently operating in “shadow mode” in the fleet, which compares our software algorithm to real-world driver behavior across tens of millions of instances around the world. Our new FSD computer, which is ~21x faster than our previous HW2.5 computer, has been in production since Q2.

Model 3: In Q2, Model 3 deliveries reached an all-time record of 77,634. Not only was Model 3 once again the best-selling premium vehicle in the US, outselling all of its gas-powered equivalents combined, this product also gained traction in other markets. In Europe, Model 3 is approaching sales levels of established premium competitors. As we stated previously, more than 60% of Model 3 trade-ins are non-premium brands, indicating a larger total addressable market for this product than initially expected.  Now that all current variants of Model 3 are available across North America, Europe and Asia, we are gaining insight into preferred customer trim mix.

During the quarter, a majority of orders continued to be for a long-range battery option and the Model 3 average selling price (ASP) was stable at approximately $50,000. At the same time, manufacturing costs continued to decline.

The production rate of Model 3 continued to improve gradually throughout the quarter, breaking a monthly record in May and then again in June. All manufacturing equipment in Fremont has demonstrated capability of a 7,000 Model 3 vehicles per week run rate, which we continue to work to increase. We aim to produce 10,000 total vehicles of all models per week by the end of 2019.

Model S/X: Model S and Model X production continues to run on a single shift schedule, and we produced over 14,500 vehicles in Q2. Our deliveries increased sequentially to 17,722 as we continue to prioritize inventory reduction (working capital management). As a result, our total new car inventory levels have fallen to just 18 days of sales (including vehicles in transit, on ships and company owned vehicles), compared to the industry’s typical US inventory level of ~70 days of sales.

Gigafactory Shanghai continues to take shape, and in Q2 we started to move machinery into the facility for the first phase of production there. This will be a simplified, more cost-effective version of our Model 3 line with capacity of 150,000 units per year – the second generation of the Model 3 production process. Just like in the US, the Model 3 base price of RMB 328,000 is consistent with its gas-powered competitors, even before gas savings and incentives. Given Chinese customers bought well over a half million mid-sized premium sedans last year, this market poses a strong long-term opportunity for Tesla. We are looking forward to starting production in China by the end of this year.  Depending on the timing of the Gigafactory Shanghai ramp, we continue to target production of over 500,000 vehicles globally in the 12-month period ending June 30, 2020.

Model Y: Preparations for Model Y production in Fremont began in Q2. Due to a significant overlap of components between Model 3 and Model Y, we are able to leverage existing manufacturing designs in the development of the Model Y production facilities. Additionally, we are making progress managing Model Y cost with only a minimal cost premium expected over Model 3. Due to the large market size for SUVs, as well as higher ASPs, we believe Model Y will be a more profitable product than the Model 3.

Infrastructure: As our fleet continues to grow, our service and Supercharger capacity continues to expand. In Q2, we added 101 vehicles to our Mobile Service fleet and opened 25 new store and service locations. While our customer fleet size has doubled in the past 12 months, our service losses remained stable year-on-year and service wait times have improved considerably. Supercharger capacity has grown to roughly 1,600 charging locations worldwide. In addition to the number of charging locations, we are also increasing the rate of throughput of vehicles. We expect the average charging session at our powerful V3 Superchargers will drop to around 15 minutes, which will effectively double the overall throughput rate per stall compared to our V2 Superchargers, easily keeping pace with our fleet growth.

Energy: Powerwall and Powerpack deployment grew by 81% in the second quarter to a record 415 MWh. Powerwalls are now installed at more than 50,000 sites. Additional cell supply combined with our new module line designed by Tesla Grohmann enabled a step change in energy storage production. Solar retrofit deployments declined sequentially to 29 MW. We are in the process of improving many aspects of this business to increase deployments.

OUTLOOK

This quarter, we are simplifying our approach to guidance. We are most focused on expanding our manufacturing footprint in new regions, launching new products and continuing to improve the customer experience, while generating and using cash sustainably.

Local production and improved utilization of existing factories is essential to be cost competitive in each region. We remain on track to launch local production of the Model 3 in China by the end of the year and Model Y in Fremont by fall of 2020. We are also accelerating our European Gigafactory efforts and are hoping to finalize a location choice in the coming quarters.

We are working to increase our deliveries sequentially and annually, with some expected fluctuations from seasonality. This is consistent with our previous guidance of 360,000 to 400,000 vehicle deliveries this year.

Additionally, we expect positive quarterly free cash flow, with possible temporary exceptions, particularly around the launch and ramp of new products. We believe our business has grown to the point of being self-funding.

We continue to aim for positive GAAP net income in Q3 and the following quarters, although continuous volume growth, capacity expansion and cash generation will remain the main focus.

Our 2019 capex is expected to be about $1.5 to $2.0 billion, a reduction from prior guidance. We continue to find opportunities to improve capital efficiency and shift cash outflows to future periods. This estimate includes the development of our main projects, on the timelines referenced, and to expand our Supercharger and service networks.

Elon Musk	Zachary Kirkhorn

Q2 2019 RESULTS

Revenue & Gross Margin

	Three Months Ended			Change
	June 30,	March 31,	June 30,
	2019	2019	2018	QoQ		YoY
Automotive revenue ($000)	$5,376,389	$3,723,861	$3,357,681	44%		60%
of which regulatory credits	111,219	215,981	54,011	-49%		106%
Automotive gross margin	18.9%	20.2%	20.6%	-125	bp	-168	bp

•	Starting this quarter, we are combining disclosure of both ZEV and non-ZEV credits into a single line item.
•

Excluding regulatory credit revenue, automotive gross margin improved by ~200bp (compared to a decrease of 125bp on a GAAP basis). This was in spite of a reduction in ASP as the Model 3 Standard Range Plus was fully introduced in all markets. We continue to make progress reducing the cost of the product, including through volume growth (fixed cost absorption), lowering material cost, reduction of labor hours per vehicle, and reduction of logistics costs.

•	Model S and Model X gross margin were impacted by pricing actions on vehicles with the prior powertrain version. Inventory of these vehicles has decreased materially as we enter Q3.

	Three Months Ended			Change
	June 30,	March 31,	June 30,
	2019	2019	2018	QoQ		YoY
Energy generation and storage revenue ($000)	$368,208	$324,661	$374,408	13%		-2%
Energy generation and storage gross margin	11.6%	2.4%	11.8%	920	bp	-20	bp

•

GAAP gross margin of the Energy business in Q2 improved sequentially to ~12% as the reduction in solar retrofit deployments was more than offset by the improved profitability of our energy storage business and seasonality in the solar lease/PPA business.

Other Highlights

•

Our total GAAP operating expenses remained relatively flat at $1.1 billion in Q2 in spite of 50% quarter-over-quarter growth in vehicle deliveries and the inclusion of $117 million in restructuring and other charges.

•	Service and Other revenue in Q2 increased predominantly due to stronger used car sales and service revenue growth.
•

Service and Other gross margin in Q2 improved to negative 23% due to a lower impact of one-time items as well as reduced losses in the service business. Most importantly, our total service-related cost continues to decline compared to a year ago, in spite of almost doubling the size of our customer vehicle fleet.

•

Interest and Other expenses increased to $202 million in Q2 compared to $123 million in Q1. This increase was mainly caused by currency movements due to a weakening USD and higher interest expense due to our recent convertible debt issuance.

•	Gains attributable to non-controlling interests impacted our income statement negatively by $19 million in Q2

Cash Flow and Liquidity

•	Our cash position increased to $5.0 billion, due to $2.4 billion in net proceeds from our May 2019 equity and convertible debt offerings, and $614 million of free cash flow.
•

Gigafactory Shanghai will be almost fully funded through local debt. Thus far, we have secured a $510 million credit line from local banks, which should be largely sufficient for the first phase of the factory.

•

Customer deposits declined to $631 million in Q2. This includes an increase in our order backlog offset by a sequential reduction in customer pre-payments (i.e., customers paying more than the minimum deposit) as well as reservation cancellations as order generation has shifted nearly entirely to non-reservation holders.

•	Our capital expenditures were $250 million in Q2, including Gigafactory Shanghai, charging infrastructure and early investments in the Model Y production line.

WEBCAST INFORMATION

Tesla will provide a live webcast of its second quarter 2019 financial results conference call beginning at 3:30 p.m. PT on July 24, 2019, at ir.tesla.com. This webcast will also be available for replay for approximately one year thereafter.

NON-GAAP FINANCIAL INFORMATION

Consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis to supplement our consolidated financial results. Our non-GAAP financial measures include non-GAAP gross margin, non-GAAP net income (loss) attributable to common stockholders, non-GAAP net income (loss) attributable to common stockholders on a per share basis, and operating cash flows plus change in collateralized lease borrowing. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Tesla’s historical performance as well as comparisons to the operating results of other companies. Management also believes that presentation of the non-GAAP financial measures provides useful information to our investors regarding our financial condition and results of operations because it allows investors greater transparency to the information used by Tesla management in its financial and operational decision-making so that investors can see through the eyes of Tesla management regarding important financial metrics that Tesla management uses to run the business as well as allows investors to better understand Tesla’s performance. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Tesla’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided below.

FORWARD-LOOKING STATEMENTS

Certain statements in letter, including statements in the “Outlook” section; statements relating to the development, production, production rates, features and timing of existing and future Tesla products and technologies such as Model 3, Model Y, Autopilot and full self-driving features and Supercharger; statements regarding growth in the number of service center and Supercharger locations and in other service and repair capabilities; statements regarding growth of our energy business and the means to achieve such growth; statements regarding growing market opportunities for Tesla products and the catalysts for that growth; statements regarding product demand, volume, production, delivery, and market share; statements regarding revenue, cash availability and generation, cash flow, gross margin, product pricing, spending, capital expenditure and profitability targets; statements regarding productivity improvements, cost reductions and capacity expansion plans, such as for customer deliveries, logistics and vehicle servicing; statements regarding the Tesla Factory, Gigafactory Shanghai and timing of a future Gigafactory in Europe, including cost, project financing and timing, plans and output expectations, including those related to the launch of Model 3 and Model Y production; and statements regarding our investment in and the impact of changes to our customer delivery infrastructure, are “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations, and as a result of certain risks and uncertainties, actual results may differ materially from those projected. The following important factors, without limitation, could cause actual results to differ materially from those in the forward-looking statements: the risk of delays in the manufacture, production, delivery and/or completion of our vehicles and energy products and product features, including Model 3 and our autonomous driving features; our ability to grow our production, sales, delivery and servicing capabilities, and manage future growth effectively, especially internationally; consumers’ willingness to adopt electric vehicles generally and our ability to design and grow simultaneous and separate market acceptance of and demand for our vehicles, including future vehicle models such as Model Y; the ability of suppliers to meet quality and part delivery expectations at increasing volumes, especially with respect to our high-volume models; our ability to sustain and further grow our ramp of battery cell, energy product and product component production at Gigafactory 1; our ability to bring online and ramp Gigafactory Shanghai in accordance with our plans; any failures by Tesla products to perform as expected or if product recalls occur; our ability to continue to reduce or control manufacturing and other costs; competition in the automotive and energy product markets generally and the alternative fuel vehicle market and the premium vehicle markets in particular; our ability to execute on our evolving strategy for product sales, service, charging and other customer infrastructure; the unavailability, reduction or elimination of government and economic incentives for electric vehicles and energy products; potential difficulties in performing and realizing potential benefits under definitive agreements for our existing and future manufacturing facilities; our ability to attract and retain key employees and qualified personnel; our ability to maintain the security of our information and product systems; our compliance with various regulations and laws applicable to our operations and products, which may evolve from time to time; risks relating to our indebtedness and financing strategies; and adverse foreign exchange movements. More information on potential factors that could affect our financial results is included from time to time in our Securities and Exchange Commission filings and reports, including the risks identified under the section captioned “Risk Factors” in our quarterly report on Form 10-Q filed with the SEC on April 29, 2019. Tesla disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Investor Relations Contact: Martin Viecha Investor Relations ir@tesla.com	Press Contact: Keely Sulprizio Communications press@tesla.com

Tesla, Inc.

Summary of Key Metrics

(Unaudited)

(In thousands, except metrics and per share data)

	Three Months Ended			Change
	June 30,	March 31,	June 30,
	2019	2019	2018	QoQ		YoY
Model S/X production	14,517	14,163	24,761	2%		-41%
Model 3 production	72,531	62,975	28,578	15%		154%

Model S/X deliveries	17,722	12,091	22,319	47%		-21%
of which subject to lease accounting	1,820	1,363	2,354	34%		-23%
Model 3 deliveries	77,634	50,928	18,449	52%		321%
of which subject to lease accounting	4,322	—	—	N/A		N/A
Global vehicle inventory (days of sales) (1)	18	30	55	-40%		-67%

Solar deployed (MW)	29	47	84	-38%		-65%
Storage deployed (MWh)	415	229	203	81%		104%
Residential solar cash & loan (%)	70%	73%	68%	-300	bp	200	bp

Store and service locations	402	377	346	7%		16%
Mobile service fleet	651	550	340	18%		91%

Supercharger stations	1,587	1,490	1,308	7%		21%
Supercharger connectors	13,881	12,767	10,622	9%		31%
Destination charging connectors	23,160	22,399	19,203	3%		21%

Automotive revenues	$5,376,389	$3,723,861	$3,357,681	44%		60%
of which regulatory credits	111,219	215,981	54,011	-49%		106%
Automotive gross profit	1,016,304	750,560	691,027	35%		47%
Automotive gross margin	18.9%	20.2%	20.6%	-125	bp	-168	bp

Total revenues	$6,349,676	$4,541,464	$4,002,231	40%		59%
Total gross profit	921,046	565,743	618,930	63%		49%
Total GAAP gross margin	14.5%	12.5%	15.5%	205	bp	-96	bp

Operating expenses	$1,088,504	$1,087,574	$1,240,322	0%		-12%
Loss from operations	(167,458)	(521,831)	(621,392)	-68%		-73%
Operating margin	-2.6%	-11.5%	-15.5%	885	bp	1,289	bp

Loss from operations	$(167,458)	$(521,831)	$(621,392)	-68%		-73%
Other (expense) income, net	(40,756)	25,750	50,911	-258%		-180%
Depreciation, amortization and impairments	578,572	467,577	485,255	24%		19%
EBITDA	$370,358	$(28,504)	$(85,226)	-1399%		-535%

Net loss per share attributable to common stockholders, diluted - GAAP	$(2.31)	$(4.10)	$(4.22)	-44%		-45%
Net loss per share attributable to common stockholders, diluted - non-GAAP	$(1.12)	$(2.90)	$(3.06)	-61%		-63%

Net cash provided by (used in) operating activities	$863,606	$(639,606)	$(129,664)	-235%		-766%
Capital expenditures	(249,677)	(279,932)	(609,813)	-11%		-59%
Operating cash flow less capital expenditures	$613,929	$(919,538)	$(739,477)	-167%		-183%

Cash and cash equivalents	$4,954,740	$2,198,169	$2,236,424	125%		122%

________________________
(1) The industry reference for days of sales is calculated by dividing new car inventory by the trailing four quarters of deliveries and using 261 working days (source: Automotive News).

Tesla, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2019	2019	2018	2019	2018
Revenues
Automotive sales	$5,168,027	$3,508,741	$3,117,865	$8,676,768	$5,679,746
Automotive leasing	208,362	215,120	239,816	423,482	413,252
Total automotive revenue	5,376,389	3,723,861	3,357,681	9,100,250	6,092,998
Energy generation and storage	368,208	324,661	374,408	692,869	784,430
Services and other	605,079	492,942	270,142	1,098,021	533,554
Total revenues	6,349,676	4,541,464	4,002,231	10,891,140	7,410,982
Cost of revenues
Automotive sales	4,253,763	2,856,209	2,529,739	7,109,972	4,621,136
Automotive leasing	106,322	117,092	136,915	223,414	241,411
Total automotive cost of revenues	4,360,085	2,973,301	2,666,654	7,333,386	4,862,547
Energy generation and storage	325,523	316,887	330,273	642,410	705,636
Services and other	743,022	685,533	386,374	1,428,555	767,343
Total cost of revenues	5,428,630	3,975,721	3,383,301	9,404,351	6,335,526
Gross profit	921,046	565,743	618,930	1,486,789	1,075,456
Operating expenses
Research and development	323,898	340,174	386,129	664,072	753,225
Selling, general and administrative	647,261	703,929	750,759	1,351,190	1,437,163
Restructuring and other	117,345	43,471	103,434	160,816	103,434
Total operating expenses	1,088,504	1,087,574	1,240,322	2,176,078	2,293,822
Loss from operations	(167,458)	(521,831)	(621,392)	(689,289)	(1,218,366)
Interest income	10,362	8,762	5,064	19,124	10,278
Interest expense	(171,979)	(157,453)	(163,582)	(329,432)	(313,128)
Other (expense) income, net	(40,756)	25,750	50,911	(15,006)	13,195
Loss before income taxes	(369,831)	(644,772)	(728,999)	(1,014,603)	(1,508,021)
Provision for income taxes	19,431	22,873	13,707	42,304	19,312
Net loss	(389,262)	(667,645)	(742,706)	(1,056,907)	(1,527,333)
Net income (loss) attributable to noncontrolling interests and redeemable noncontrolling interests	19,072	34,490	(25,167)	53,562	(100,243)
Net loss attributable to common stockholders	$(408,334)	$(702,135)	$(717,539)	$(1,110,469)	$(1,427,090)
Net loss per share of common stock attributable to common stockholders – basic and diluted
Basic	$(2.31)	$(4.10)	$(4.22)	$(6.40)	$(8.42)
Diluted	$(2.31)	$(4.10)	$(4.22)	$(6.40)	$(8.42)
Weighted average shares used in computing net loss per share of common stock – basic and diluted
Basic	176,654	172,989	169,997	174,831	169,574
Diluted	176,654	172,989	169,997	174,831	169,574

Tesla, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 30,	December 31,
	2019	2018
Assets
Current assets
Cash and cash equivalents	$4,954,740	$3,685,618
Restricted cash	128,006	192,551
Accounts receivable, net	1,147,100	949,022
Inventory	3,382,358	3,113,446
Prepaid expenses and other current assets	569,748	365,671
Total current assets	10,181,952	8,306,308
Operating lease vehicles, net	2,069,540	2,089,758
Solar energy systems, net	6,200,704	6,271,396
Property, plant and equipment, net	10,082,458	11,330,077
Operating lease right-of-use assets	1,248,277	—
Goodwill and intangible assets, net	480,833	350,651
MyPower customer notes receivable, net of current portion	400,308	421,548
Restricted cash, net of current portion	365,547	398,219
Other assets	842,978	571,657
Total assets	$31,872,597	$29,739,614
Liabilities and Equity
Current liabilities
Accounts payable	$3,133,587	$3,404,451
Accrued liabilities and other	2,622,943	2,094,253
Deferred revenue	883,293	630,292
Resale value guarantees	526,758	502,840
Customer deposits	631,107	792,601
Current portion of long-term debt and finance leases (1)	1,791,085	2,567,699
Total current liabilities	9,588,773	9,992,136
Long-term debt and finance leases, net of current portion (1)	11,234,401	9,403,672
Deferred revenue, net of current portion	1,182,042	990,873
Resale value guarantees, net of current portion	61,200	328,926
Other long-term liabilities	2,655,720	2,710,403
Total liabilities	24,722,136	23,426,010
Redeemable noncontrolling interests in subsidiaries	580,227	555,964
Total stockholders' equity	5,715,393	4,923,243
Noncontrolling interests in subsidiaries	854,841	834,397
Total liabilities and equity	$31,872,597	$29,739,614

(1) Breakdown of our debt is as follows:
Recourse debt	$7,813,001	$7,080,584
Non-recourse debt	$3,552,674	$3,551,891

Tesla, Inc.

Condensed Consolidated Statement of Cash Flows

(Unaudited)

(In thousands)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2019	2019	2018	2019	2018
Cash Flows from Operating Activities
Net loss	$(389,262)	$(667,645)	$(742,706)	$(1,056,907)	$(1,527,333)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, amortization and impairment	578,572	467,577	485,255	1,046,149	901,488
Stock-based compensation	209,863	208,378	197,344	418,241	338,983
Operating cash flow related to repayment of discounted convertible notes	—	(188,107)	—	(188,107)	—
Other	177,285	216,292	97,432	393,577	251,237
Changes in operating assets and liabilities, net of effect of business combinations	287,148	(676,101)	(166,989)	(388,953)	(492,415)
Net cash provided by (used in) operating activities	863,606	(639,606)	(129,664)	224,000	(528,040)
Cash Flows from Investing Activities
Capital expenditures	(249,677)	(279,932)	(609,813)	(529,609)	(1,265,475)
Payments for the cost of solar energy systems, net	(18,197)	(25,261)	(67,400)	(43,458)	(140,375)
Purchase of intangible assets	(5,333)	—	—	(5,333)	—
Business combinations, net of cash acquired	31,662	(650)	(5,604)	31,012	(5,604)
Net cash used in investing activities	(241,545)	(305,843)	(682,817)	(547,388)	(1,411,454)
Cash Flows from Financing Activities
Net cash flows from debt activities	1,349,258	(518,112)	244,196	831,146	417,061
Collateralized lease repayments	(85,432)	(133,891)	(113,426)	(219,323)	(200,518)
Net borrowings (repayments) under Warehouse Agreements and automotive asset-backed notes	34,608	(32,944)	114,069	1,664	288,097
Net cash flows from noncontrolling interests - Auto	19,107	(32,866)	32,355	(13,759)	56,954
Net cash flows from noncontrolling interests - Solar	(40,564)	(13,159)	90,375	(53,723)	83,617
Proceeds from issuances of common stock in public offerings	848,232	—	—	848,232	—
Other	17,632	77,953	31,053	95,585	125,071
Net cash provided by (used in) financing activities	2,142,841	(653,019)	398,622	1,489,822	770,282
Effect of exchange rate changes on cash and cash equivalents and restricted cash	593	4,878	(22,611)	5,471	(12,509)
Net increase (decrease) in cash and cash equivalents and restricted cash	2,765,495	(1,593,590)	(436,470)	1,171,905	(1,181,721)
Cash and cash equivalents and restricted cash at beginning of period	2,682,798	4,276,388	3,219,708	4,276,388	3,964,959
Cash and cash equivalents and restricted cash at end of period	$5,448,293	$2,682,798	$2,783,238	$5,448,293	$2,783,238

Tesla, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited)

(In thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2019	2019	2018	2019	2018
Net loss attributable to common stockholders – GAAP	$(408,334)	$(702,135)	$(717,539)	$(1,110,469)	$(1,427,090)
Stock-based compensation expense	209,863	208,378	197,344	418,241	338,983
Net loss attributable to common stockholders – non-GAAP	$(198,471)	$(493,757)	$(520,195)	$(692,228)	$(1,088,107)

Net loss per share attributable to common stockholders, basic – GAAP	$(2.31)	$(4.10)	$(4.22)	$(6.40)	$(8.42)
Stock-based compensation expense	1.19	1.20	1.16	2.39	2.00
Net loss per share attributable to common stockholders, basic – non-GAAP	$(1.12)	$(2.90)	$(3.06)	$(4.01)	$(6.42)
Shares used in per share calculation, basic – GAAP and non-GAAP	176,654	172,989	169,997	174,831	169,574

Net loss per share attributable to common stockholders, diluted - GAAP	$(2.31)	$(4.10)	$(4.22)	$(6.40)	$(8.42)
Stock-based compensation expense	1.19	1.20	1.16	2.39	2.00
Net loss per share attributable to common stockholders, diluted - non-GAAP	$(1.12)	$(2.90)	$(3.06)	$(4.01)	$(6.42)
Shares used in per share calculation, diluted - GAAP and non-GAAP	176,654	172,989	169,997	174,831	169,574